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                                                                      EXHIBIT 5
                                                                      ---------


                                  February 12, 1996




Board of Directors
Meridian National Corporation
805 Chicago Street
Toledo, Ohio  43611

Gentlemen:

         Meridian National Corporation, a Delaware corporation (the "Company"), intends to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-8 (the "Registration Statement") with respect to 350,000 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), to be issued from time to time pursuant to the Company's 1990 Non-Qualified and Incentive Stock Option Plan (the "1990 Plan") and the Amended and Restated 1987 Non-Employee Directors' Stock Option Plan of the Company (the "Directors' Plan").

         You have requested our opinion in connection with the Company's filing of the Registration Statement. In this connection, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinions expressed in this letter.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

         We have investigated such questions of law for the purpose of rendering the opinions in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the General Corporation Law of the State of Delaware.

         We have assumed that the Company will remain in good standing as a Delaware corporation at all times when shares of Common Stock are sold pursuant to the 1990 Plan or the Directors' Plan and that the exercise price for all option shares granted under the 1990 Plan or the Directors' Plan will equal or exceed the par value of the Company's Common Stock at the time of grant and exercise.
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         On the basis of and in reliance on the foregoing, we are of the opinion that the shares of the Common Stock to be issued pursuant to the 1990 Plan and the Directors' Plan, when and if issued in accordance with the terms of the 1990 Plan and the Directors' Plan, respectively, will be legally issued, fully paid and nonassessable. This opinion is limited to the shares of Common Stock issued pursuant to the 1990 Plan and the Directors' Plan after the date of this opinion.

            The opinion in this letter is rendered only to the Company in connection with the filing of the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. The opinion may not be relied upon by the Company for any other purpose. This letter may not be paraphrased, quoted or summarized, nor may it be duplicated or reproduced in part.

                                        Very truly yours,



                                        BENESCH, FRIEDLANDER,
                                        COPLAN & ARONOFF